Exhibit 15.1
Awareness Letter of Independent Registered Public Accounting Firm
The Board of Directors
TD AMERITRADE Holding Corporation
We are aware of the incorporation by reference in the Registration Statements (Numbers 333-132016, 333-105336, 333-99481, 333-99353, 333-86164 and 333-77573 on Form S-8, Number 333-87999 on Form S-3, Post Effective Amendment No. 1 to Registration Statement Number 333-88632 on Form S-3 to Form S-4 and Number 333-157208 on Form S-4) of TD AMERITRADE Holding Corporation of our report dated August 7, 2009 relating to the unaudited condensed consolidated interim financial statements of TD AMERITRADE Holding Corporation that are included in its Form 10-Q for the quarter ended June 30, 2009.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
August 7, 2009